SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This SECOND AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”), dated as of March 28, 2022 (the “Effective Date”), is made by and between DigitalBridge Group, Inc. (f/k/a Colony Capital, Inc.), a Maryland corporation (“DBRG”), and Ben Jenkins (the “Executive”). DBRG, together with its subsidiaries is hereinafter referred to as “the Company,” and where the context permits, references to “the Company” shall include the Company and any successor to the Company.
WHEREAS, Executive has entered into an Amended and Restated Employment Agreement (the “Original Employment Agreement”) with DBRG, dated as of July 17, 2020, setting forth the terms by which Executive is employed by DigitalBridge Operating Company, LLC (f/k/a Colony Capital Operating Company, LLC) or one of its subsidiaries (as applicable, the “Operating Entity”) and serves as a Managing Director of DBRG and Chairman and Chief Investment Officer of the Operating Entity’s digital realty platform;
WHEREAS, Executive and DBRG desire to amend and restate the Original Employment Agreement in its entirety, effective as of the Effective Date, setting forth the terms by which the Executive will continue to be employed by the Operating Entity and will serve as President and Chief Investment Officer of DBRG.
NOW, THEREFORE, in consideration of the foregoing premises, the mutual covenants, terms and conditions set forth herein, and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.EMPLOYMENT TERM. The Executive’s employment shall continue under the terms and conditions of this Agreement through the Effective Date and shall expire on the third anniversary of the Effective Date. The period commencing on the Effective Date and concluding on the third anniversary of the Effective Date and on each subsequent anniversary thereof, the term of this Agreement shall automatically be extended for an additional one-year period (each a “Renewal Term”) unless, not later than 180 days prior to the expiration of the Initial Term or the then- current Renewal Term, as applicable, either party provides written notice to the other party hereto that such extension shall not take effect (a “Non-Renewal Notice”). The period during which the Executive is employed by the Company during the Initial Term and any Renewal Term pursuant to this Agreement is referred to herein as the “Employment Term”. Notwithstanding anything set forth in this Section 1 to the contrary, the Employment Term and the Executive’s employment shall earlier terminate immediately upon the termination of the Executive’s employment pursuant to Section 4 hereof.

2.POSITION; REPORTING AND DUTIES; LOCATION.
(a)Position and Reporting. During the Employment Term, the Executive shall serve as President and Chief Investment Officer of DBRG. The Executive shall report solely and directly to the Chief Executive Officer of DBRG (the “DBRG CEO”).

(b)Duties and Responsibilities.
(i)During the Employment Term, the Executive shall devote his full business time (excepting vacation time, holidays, sick days and periods of disability) and attention to the performance of his duties hereunder, shall faithfully serve the Company and shall have no other employment which is undisclosed to the Company or which conflicts with his duties under this Agreement; provided, that, nothing contained herein shall prohibit the Executive from (A) participating in trade associations or industry organizations, (B) engaging in charitable, civic, educational or political activities, (C) delivering lectures or fulfilling speaking engagements, (D) engaging in personal investment activities and personal real estate-related activities for himself and his family or (E) accepting directorships or similar positions (together, the “Personal Activities”), in each case so long as the Personal Activities do not unreasonably interfere, individually or in the aggregate, with the performance of the Executive’s duties to the Company under this Agreement. The Company hereby acknowledges and approves the current activities of the Executive as set forth on Schedule 1 hereto, each of which shall be deemed a Personal Activity. Notwithstanding the foregoing, to the extent that the Personal Activities include the Executive providing services to any for-profit company (excluding DBRG, the DBH Legacy Investments (as defined below), and any subsidiaries or portfolio companies thereof) as a member of such company’s board of directors, only one such directorship shall be permitted as a Personal Activity.

(ii)In serving in his capacity as President and Chief Investment Officer of DBRG during the Employment Term, the Executive (A) shall have such duties and responsibilities commensurate with such position, (B) may continue to provide services to legacy investments managed by DBH (including Digital Colony Partners) (the “DBH Legacy Investments”) and to comply with the Executive’s time and attention commitments to such DBH Legacy Investments and (C) shall provide such other duties as are consistent with his role as President and Chief Investment Officer of DBRG, as reasonably requested from time to time by DBRG’s board of directors (the “Board”) or the DBRG CEO.

(iii)The parties acknowledge and agree that all of the compensation and benefits provided to the Executive hereunder will be in respect of services performed by the Executive for the Operating Entity.

(c)Location of Employment. The Executive’s principal place of business during the Employment Term shall be at the Company’s office in New York, New York; provided, that, the Executive may be required to engage in travel during the Employment Term in the performance of his duties hereunder. Such travel shall be reimbursed in accordance with the Company’s policies generally applicable to DBRG’s senior executives as are in effect from time to time.

3.COMPENSATION AND BENEFITS.
(a)Base Salary. During the Employment Term, the Company will pay to the Executive a base salary at the annualized rate of not less than $700,000 each calendar year (the base salary in effect from time to time, the “Base Salary”). The Base Salary will be paid to the Executive in accordance with the Company’s customary compensation practices from time to time in effect for the Company’s senior executive officers. The Board (or a committee of directors delegated by the Board) will review the Base Salary from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Base Salary without the Executive’s prior written consent and agreement.

(b)Annual Target Bonus Opportunity
(i)For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be given an opportunity to earn an annual incentive cash bonus based on an evaluation by the Board (or a committee of directors delegated by the Board) of the Executive’s performance in respect of the applicable calendar year; provided, that, the Board or such committee may determine prior to the beginning of any such calendar year to instead condition the payment of all or a portion of the cash bonus with respect to the applicable calendar year upon the achievement of performance measures determined by the Board or such committee in consultation with the Executive (as applicable, the “Annual Bonus”). The Executive’s target Annual Bonus for each calendar year during the Employment Term (including the calendar year in which the Effective Date occurs) shall be no less than $700,000 (such amount, as increased from time to time, the “Target Bonus Amount”). If the Board (or a committee of directors delegated by the Board), establishes reasonable performance measures as provided for above, the actual Annual Bonus amount paid to the Executive in respect of any calendar year during the Employment Term shall be based on the achievement of the applicable performance measures and may be less or more than the applicable Target Bonus Amount. The Board (or a committee of directors delegated by the Board) will review the Target Bonus Amount from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target Bonus Amount without the Executive’s prior written consent and agreement.

(ii)Any Annual Bonus payment that becomes payable to the Executive hereunder will be paid to him in a cash lump sum by no later than March 15 of the calendar year following the calendar year to which it relates (and no later than the date on which bonuses are paid to other senior executive officers of DBRG); provided, that, except as otherwise set forth in this Agreement, the Executive is an active employee as of, and has not given or received notice of termination of employment as of, the date such payment would otherwise be made.
(c)Equity Incentives and Related Awards.
(i)For each calendar year during the Employment Term beginning with the calendar year in which the Effective Date occurs, the Executive shall be eligible to receive equity and equity-based incentive awards (“LTIP Awards”), with an annual target LTIP Award opportunity of no less than $1,600,000 (the target amount in effect from time to time, the “Target LTIP Award”). The Board (or a committee of directors delegated by the Board) will review the Target LTIP Award (and any applicable performance measures) from time to time, but at least annually, during the Employment Term, but may not reduce the Executive’s then-existing Target LTIP Award without the Executive’s prior written consent and agreement.

(ii)The Executive (x) shall be eligible to be granted allocations in respect of carried interests, incentive fees and other such remuneration in respect of funds and similar vehicles, as applicable, managed by the Company (collectively, “Fund Incentives”) as set forth herein and (y) during the Employment Term and during such time that the Management Incentive Plan established in connection with the Purchase Agreement (as defined in Section 4(c)(ii)) is in effect, the Executive shall be allocated a 27.5% interest in such Management Incentive Plan. Except as set forth in the following sentence, allocations of all Fund Incentives shall be made as determined by the Board (or a committee of directors delegated by the Board) in consultation with the Executive. For any Fund Incentives allocated during the Employment Term in respect of (1) DigitalBridge Partners II, L.P. (f/k/a Digital Colony Partners II, L.P.), the Executive will be allocated a sharing percentage equal to 9% of such Fund Incentives, (2) DigitalBridge Partners III, L.P., the Executive will be allocated a sharing percentage equal to 8% of such Fund Incentives, (3) the initial Digital Credit Fund, the Executive will be allocated a sharing percentage equal to 5% of such Fund Incentives, (4) DigitalBridge Liquid Partners, L.P., (f/k/a Digital Colony Liquid Partners, L.P.) the Executive will be allocated a sharing percentage equal to 3.5% of such Fund Incentives, (5) the initial Digital Strategic Asset Fund, the Executive will be allocated a sharing percentage equal to 6% of such Fund Incentives and (6) the initial Digital Ventures Fund, the Executive will be allocated a sharing percentage equal to 5% of such Fund Incentives.

(iii)The terms and conditions (including with respect to vesting and co-investment) of any LTIP Awards and Fund Incentives granted hereunder or hereafter shall be no less favorable than the terms and conditions of any LTIP Awards and Fund Incentives, as applicable, granted to other the executive officers of the Company during the same calendar year.

(d)Retirement, Welfare and Fringe Benefits. During the Employment Term, the Executive shall be eligible to participate in the retirement savings, medical, disability, life insurance, perquisite and other welfare and fringe benefit plans applicable to senior executive officers of DBRG (which will include emergency airlift (if needed) from locations outside the United States to the United States) generally in accordance with the terms of such plans as are in effect from time to time. The foregoing shall not be construed to limit the ability of the Company to amend, modify or terminate any such benefit plans, policies or programs in accordance with their terms or to cease providing such benefit plans, policies or programs at any time and from time to time; provided, that, the terms and conditions imposed on Executive’s participation in such plans, policies or programs and any adverse amendments, terminations and modifications are at least as favorable to Executive as those applicable to other senior executives.

(e)Paid Time Off. During the Employment Term, the Executive shall be eligible to participate in the paid time off policies generally applicable to DBRG’s senior executives as are in effect from time to time.

(f)Business Expenses. The Company shall pay or reimburse the Executive for all reasonable out-of-pocket expenses that the Executive incurs in connection with his employment during the Employment Term upon presentation of expense statements or vouchers and such other information as the Company may require in accordance with the generally applicable policies and procedures of the Company applicable to DBRG’s senior executive officers as are in effect from time to time. No expense payment or reimbursement under this Section 3(f) shall be “grossed up” or increased to take into account any tax liability incurred by the Executive as a result of such payment or reimbursement.

(g)Insurance; Indemnification. The Executive shall be covered by such comprehensive directors’ and officers’ liability insurance and errors and omissions liability insurance as the Company shall have established and maintained in respect of its directors and officers generally at its expense, and the Company shall cause such insurance policies to be maintained in a manner reasonably acceptable to the Executive both during and, in accordance with the provisions of Section 4(a)(i)(D) below, after Executive’s employment with the Company. The Executive shall also be entitled to indemnification rights, benefits and related expense advances and reimbursements to the same extent as any other director or officer of DBRG and to the maximum extent permitted under applicable law pursuant to an indemnification agreement (the “Indemnification Agreement”).

(h)Attorneys’ Fees. The Company shall promptly pay or reimburse the Executive for reasonable attorneys’ fees incurred by the Executive in connection with the review, negotiation, drafting and execution of this Agreement and any related arrangements, in an aggregate amount not to exceed $25,000, subject to the Executive providing the Company with reasonable documentation of such fees within 30 days following the Effective Date. The Company shall reimburse the Executive for such fees within 10 business days following Executive’s submission to the Company of the documentation evidencing the fees.

4.TERMINATION OF EMPLOYMENT.
(a)General Provisions.
(i)Upon any termination of Executive’s employment with the Company, the Executive shall be entitled to receive the following: (A) any accrued but unpaid Base Salary and vacation (determined in accordance with Company policy) through the date of termination (paid in cash within 30 days (or such shorter period required by applicable law) following the date of termination); (B) reimbursement for expenses and fees incurred by the Executive prior to the date of termination in accordance with Sections 3(f) and 3(h); (C) vested and accrued benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of termination; and (D) any additional amounts or benefits due under any applicable plan, program, agreement or arrangement of the Company (including continuing “tail” indemnification and directors and officers liability insurance for actions and inactions occurring while the Executive provided services for DBRG and its affiliates and continued coverage for any actions or inactions by the Executive while providing cooperation under this Agreement), including any such plan, program, agreement or arrangement relating to equity or equity-based awards (the amounts and benefits described in clauses (A) through (D) above, collectively, the “Accrued Benefits”). The Accrued Benefits shall in all events be paid in accordance with the

Company’s payroll procedures, expense reimbursement procedures or plan terms, as applicable.

(ii)During any notice period required under this Section 4, (A) the Executive shall remain employed by the Company and shall continue to be bound by all the terms of this Agreement and any other applicable duties and obligations to the Company, (B) the Company may direct the Executive not to report to work, and (C) the Executive shall only undertake such actions on behalf of the Company, consistent with his position, as expressly directed by the Company.

(b)Termination for Cause or by the Executive without Good Reason.
(i)The Employment Term and the Executive’s employment hereunder may be terminated at any time either (A) by the Company for “Cause” (as defined and determined below), effective as set forth in Section 4(b)(iii), or (B) by the Executive without Good Reason, effective 30 days following the date on which notice of such termination is given by the Executive to the Company.

(ii)If the Executive’s employment is terminated by the Company for Cause, or by the Executive without Good Reason, the Executive shall only be entitled to receive the Accrued Benefits.

(iii)For purposes of this Agreement, a termination for “Cause” shall mean a termination of the Executive’s employment with the Company because of (A) the Executive’s conviction of, or plea of no contest to, any felony under the laws of the United States or any state within the United States (other than a traffic-related felony) which termination shall become effective immediately as of the date the Board determines to terminate the Agreement, which action must be taken on or after the date of such conviction or plea or within 60 days thereafter; (B) the Executive’s willful and gross misconduct in connection with the performance of his duties to the Company (other than by reason of his incapacity or disability), it being expressly understood that the Company’s dissatisfaction with the Executive’s performance shall not constitute Cause; or (C) a continuous, willful and material breach by the Executive of this Agreement after written notice of such breach has been provided to the Executive by the Board, provided, that, in no event shall any action or omission in subsections (B) or (C) constitute “Cause” unless (1) the Company gives notice to the Executive stating that the Executive will be terminated for Cause, specifying the particulars thereof in reasonable detail and the effective date of such termination (which shall be no less than 10 business days following the date on which such written notice is received by the Executive) (the “Cause Termination Notice”), (2) the Company provides the Executive and his counsel with an opportunity to appear before the Board to rebut or dispute the alleged reason for termination on a specified date that is at least three business days following the date on which the Cause Termination Notice is given, but prior to the stated termination date described in clause (1), (3) the Board has determined that the Executive has failed to materially cure or cease such misconduct or breach within 10 business days after the Cause Termination Notice was given to him and (4) in the case of subsections (B) and (C) above, the Company has suffered, or is reasonably expect to suffer, material economic or reputational harm. For purposes of the foregoing sentence, no act, or failure to act, on the Executive’s part shall be considered willful unless done or omitted to be done, by him not in good faith and without reasonable belief that his action or omission was in the best interest of the Company, and any act or omission by the Executive as directed by the Board or on the advice of counsel for the Company will be deemed made in good faith and in the best interests of the Company.

(c)Termination by the Company without Cause or by the Executive for Good Reason.

(i)The Employment Term and the Executive’s employment hereunder may be terminated (A) by the Company at any time without Cause, effective four business days following the date on which written notice to such effect is delivered to the Executive, or (B) by the Executive for “Good Reason” (as defined and determined below), effective as set forth in Section 4(c)(ii). If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, the Company shall pay or provide to the Executive (A) the Accrued Benefits and (B) upon the Executive’s execution of a separation agreement containing a general release of claims substantially in the form attached as Exhibit A hereto (the “Release”), and the expiration of the applicable revocation period with respect to such Release within 60 days following the date of termination (the date on which the Release becomes effective, the “Release Effective Date”):

(A)A lump sum cash payment equal to the product of (i) two and (ii) the sum of (1) the Base Salary in effect immediately prior to the date of termination (without regard to any reduction that gives rise to Good Reason) and (2) (x) if such termination occurs on or after the date on which the Annual Bonus, if any, is paid to the Executive in respect of calendar year 2022 (the “2022 Annual Bonus”), the average Annual Bonus paid in respect of each of the three calendar years prior to the date of termination or (y) if such termination occurs prior to the date on which the 2022 Annual Bonus, if any, is paid, the average Annual Bonus paid prior to the date of termination (the amount determined pursuant to clause (x) or (y), the “Average Bonus”), payable on the first regularly scheduled payroll date of the Company following the Release Effective Date and in no event later than the 60th day following the date of termination (the actual date of payment, the “Severance Payment Date”); provided, that, if the 60-day period referenced in this Section 4(c)(i)(A) begins in one calendar year and ends in a subsequent calendar year, the Severance Payment Date will in all events occur in the second calendar year;

(B)A lump sum cash payment equal to the Annual Bonus, if any, that the Executive would have received in respect of the calendar year prior to the calendar year in which the termination occurs had the Executive remained an active employee of the Company, based on the achievement of the applicable performance measures, to the extent unpaid as of the termination date, payable on the date such amount would have been paid had the Executive continued in employment (the “Unpaid Bonus”);

(C)A lump-sum payment equal to the product of (1) the Average Bonus, and (2) a fraction, the numerator of which shall equal the number of days during the year in which the termination date occurs that the Executive was employed by the Company and the denominator of which shall equal 365, payable on the Severance Payment Date (the “Pro-Rated Bonus”);

(D)The Executive and the Executive’s eligible dependents shall continue to be covered at the expense of the Company by the same or substantially equivalent coverage for the 24 calendar months immediately following the end of the calendar month in which the termination date occurs under the medical, dental and vision programs in which the Executive and the Executive’s eligible dependents participated immediately prior to his termination of employment (the “Group Health Benefits”). Except as may be otherwise agreed by the Executive, all such Group Health Benefits coverages shall be provided under insured plans or arrangements. If the Company determines in good faith that such continuation of Group Health Benefits coverage would cause adverse tax consequences to the Company or the Executive under applicable law, the Company shall instead provide the Executive with monthly cash payments during such 24-month period in an amount that, after reduction for applicable taxes (assuming the Executive pays taxes at the highest marginal rates in the applicable jurisdictions), is equal to the cost of providing the continuing Group Health Benefits coverage. The applicable period of health benefit continuation under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) shall begin on the expiration of such 24-month period; and

(E)Full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.

(ii)For purposes of this Agreement, “Good Reason” shall mean any action or inaction (as applicable) by the Company, in each case without the Executive’s prior written consent, that (A) results in a material diminution in the Executive’s duties, authority or responsibilities or a diminution in the Executive’s title or position, (B) requires the Executive to report to any person other than the DBRG CEO, (C) reduces the Base Salary, Target Annual Bonus or Target LTIP Award then in effect, (D) constitutes a material breach by the Company of this Agreement (including, without limitation, failure to timely pay the Base Salary) or any other material agreement between the Executive and the Company (including, for the avoidance of doubt, the Restrictive Covenant Agreement) which such material breach shall include, without limitation, any action by the Company that restricts Executive’s ability to comply with his then applicable time and attention obligations to the DBH Legacy Investments, (E) relocates the Executive’s principal place of employment to a location more than 25 miles from New York, New York; provided, that, if the Executive agrees in writing to establish another location as his principal place of employment, then for purposes of this clause (E), such other location shall be substituted for New York, New York; provided, that, in no event shall the occurrence of any such condition constitute Good Reason unless (1) the Executive gives notice to the Company of the existence of the Executive’s knowledge of the condition giving rise to Good Reason within 90 days following its initial existence, (2) the Company fails to cure such condition within 30 days following the date such notice is given and (3) the Executive terminates his employment with the Company within 30 days following the expiration of such cure period. Notwithstanding the foregoing, in no event shall the Executive’s removal from the board or investment committee of any direct or indirect general partner of any Digital Colony Fund (as defined in the Purchase Agreement dated as of July 17, 2020 (the “Purchase Agreement”) among W-Catalina (S) LLC, W-Catalina (C) LLC and the Company) constitute “Good Reason” hereunder.

(d)Termination Due to Death or Disability.

(i)The Employment Term and the Executive’s employment hereunder (A) may be terminated by the Company as a result of the Executive’s “Disability” (as defined and determined below) and (B) shall terminate immediately as a result of the Executive’s death.

(ii)If the Executive’s employment is terminated by the Company as a result of the Executive’s Disability or terminates as a result of the Executive’s death, the Company shall provide the Executive (or his estate) with: (A) the Accrued Benefits, (B) the Unpaid Bonus, (C) a lump sum payment equal to the Pro-Rated Bonus with respect to the calendar year in which the termination occurs and (D) full vesting as of the date of termination of any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date of such termination.

(iii)For purposes of this Agreement, “Disability” shall mean a physical or mental incapacity that substantially prevents the Executive from performing his duties hereunder and that has continued for at least 180 consecutive days. Any dispute as to whether or not the Executive is disabled within the meaning of the preceding sentence shall be resolved by a qualified, independent physician reasonably satisfactory to the Executive and the Company, and the determination of such physician shall be final and binding upon both the Executive and the Company. All fees and expenses of any such physician shall be borne solely by the Company.

(e)Non-Renewal of Agreement; Change in Control.
(i)If the Company gives a Non-Renewal Notice to the Executive, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with all of the payments and benefits set forth in Section 4(c) hereof, subject to his execution and non-revocation of the Release by the Release Effective Date.

(ii)If the Executive gives a Non-Renewal Notice to the Company, the Employment Term and the Executive’s employment hereunder shall terminate as of the expiration of the Initial Term or then-current Renewal Term, as applicable, and the Company shall provide the Executive with (A) the Accrued Benefits, (B) any Unpaid Bonus in respect of the calendar year prior to the calendar year in which the termination occurs and (C) the Pro-Rated Bonus in respect of the calendar year in which the termination occurs.

(iii)Upon the occurrence of a Change in Control (as defined in the Colony Capital, Inc. 2014 Omnibus Stock Incentive Plan), any and all equity or equity-based awards relating to the securities of the Company and any Fund Incentives that are outstanding and unvested immediately prior to the date thereof shall fully vest.

(f)Return of Property. Upon any termination of the Executive’s employment hereunder, the Executive shall as soon as practicable following such termination deliver or cause to be delivered to the Company the tangible property owned by the Company, which is in the possession or control of the Executive. Notwithstanding the foregoing, the Executive shall be permitted to retain his calendar and his contacts and investor lists, all compensation-related plans and agreements, any documents reasonably needed for personal tax purposes and his personal notes, journals, diaries and correspondence (including personal emails). In addition, the Executive shall be able to retain his mobile phone(s) and personal computer(s) and his cell phone number(s).

(g)Resignation as Officer or Director. Unless requested otherwise by the Company, upon any termination of the Executive’s employment hereunder the Executive shall resign each position (if any) that the Executive then holds as an officer or director of the Company, any affiliate of the Company and any other entity that the Company manages or that the Executive is serving at the request of the Company. The Executive’s execution of this Agreement shall be deemed the grant by the Executive to the officers of the Company of a limited power of attorney to sign in the Executive’s name and on the Executive’s behalf any such documentation as may be required to be executed solely for the limited purposes of effectuating such resignations.

(h)No Set-Off or Mitigation. The Company’s obligations to make payments under this Agreement shall not be affected by any set-off, counterclaim, recoupment or other claim the Company or any of its affiliates may have against the Executive. The Executive does not need to seek other employment or take any other action to mitigate any amounts owed to the Executive under this Agreement, and those amounts shall not be reduced if the Executive does obtain other employment.

5.RESTRICTIVE COVENANTS. The Executive entered into a Restrictive Covenant Agreement (the “Restrictive Covenant Agreement”), which was effective as of July 17, 2020. The Restrictive Covenant Agreement shall continue in effect at all applicable times in accordance with the terms and conditions thereof.

6.SECTION 280G.
(a)Treatment of Payments. Notwithstanding anything in this Agreement or any other plan, arrangement or agreement to the contrary, in the event that an independent, nationally recognized, accounting firm which shall be designated by the Company with the Executive’s written consent (which consent shall not be unreasonably withheld) (the “Accounting Firm”) shall determine that any payment or benefit received or to be received by the Executive from the Company or any of its affiliates or from any person who effectuates a change in control or effective control of the Company or any of such person’s affiliates (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement) (all such payments and benefits, the “Total Payments”) would fail to be deductible under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), or otherwise would be subject (in whole or part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”) then the Accounting Firm shall determine if the payments or benefits to be received by the Executive that are subject to Section 280G of the Code shall be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax, but such reduction shall occur if and only to the extent that the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes, and employment, Social Security and Medicare taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes and employment, Social Security and Medicare taxes on such Total Payments and the amount of Excise Tax (or any other excise tax) to which the Executive would be subject in respect of such unreduced Total Payments). For purposes of this Section 6(a), the above tax amounts shall be determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied (or is likely to apply) to the Executive’s taxable income for the tax year in which the transaction which causes the application of Section 280G of the Code occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to the Executive in the relevant tax year(s) in which any of the Total Payments is expected to be made. If the Accounting Firm determines that the Executive would not retain a larger amount on an after-tax basis if the Total Payments were so reduced, then the Executive shall retain all of the Total Payments.

(b)Ordering of Reduction. In the case of a reduction in the Total Payments pursuant to Section 6(a), the Total Payments will be reduced in accordance with Section 409A of the Code and in the following order: (i) payments that are payable in cash that are valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a) will be reduced (if necessary, to zero), with amounts that are payable last reduced first; (ii) payments and benefits due in respect of any equity valued at full value under Treasury Regulation Section 1.280G-1, Q&A 24(a), with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; (iii) payments that are payable in cash that are valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with amounts that are payable last reduced first, will next be reduced; (iv) payments and benefits due in respect of any equity valued at less than full value under Treasury Regulation Section 1.280G-1, Q&A 24, with the highest values reduced first (as such values are determined under Treasury Regulation Section 1.280G-1, Q&A 24) will next be reduced; and (v) all other non-cash benefits not otherwise described in clauses (ii) or (iv) will be next reduced pro-rata.

(c)Certain Determinations. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax: (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code will be taken into account; (ii) no portion of the Total Payments will be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Executive and selected by the Accounting Firm, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments will be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as set forth in Section 280G(b)(3) of the Code) that is allocable to such reasonable compensation; and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments will be determined by the Accounting Firm in accordance with the principles of Sections 280G(d)(3) and (4) of the Code. The Executive and the Company shall furnish such documentation and documents as may be necessary for the Accounting Firm to perform the requisite calculations and analysis under this Section 6 (and shall cooperate to the extent necessary for any of the determinations in this Section 6(c) to be made), and the Accounting Firm shall provide a written report of its determinations hereunder, including detailed supporting calculations. If the Accounting Firm determines that aggregate Total Payments should be reduced as described above, it shall promptly notify the Executive and the Company to that effect. In the absence of manifest error, all determinations by the Accounting Firm under this Section 6 shall be binding on the Executive and the Company and shall be made as soon as reasonably practicable and in no event later than 15 days following the later of the Executive’s date of termination of employment or the date of the transaction which causes the application of Section 280G of the Code. The Company shall bear all costs, fees and expenses of the Accounting Firm and any legal counsel retained by the Accounting Firm.

(d)Additional Payments. If the Executive receives reduced payments and benefits by reason of this Section 6 and it is established pursuant to a determination of a court of competent jurisdiction which is not subject to review or as to which the time to appeal has expired, or pursuant to an Internal Revenue Service proceeding, that the Executive could have received a greater amount without resulting in any Excise Tax, then the Company shall thereafter pay the Executive the aggregate additional amount which could have been paid without resulting in any Excise Tax as soon as reasonably practicable following such determination.

7.ASSIGNMENT; ASSUMPTION OF AGREEMENT. No right, benefit or interest hereunder shall be subject to assignment, encumbrance, charge, pledge, hypothecation or setoff by the Executive in respect of any claim, debt, obligation or similar process. This Agreement may not be assigned by DBRG and DBRG will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

8.PERMITTED TRANSFERS. DBRG acknowledges and agrees that any transfer of OP Common Units (as defined in the LLC Agreement of the Operating Entity) held by Executive in compliance with the lock-up agreements applicable thereto will be deemed to constitute a transfer that is “expressly authorized” under a Non-Managing Ancillary Agreement and shall constitute a “Permitted Transfer” for purposes of the LLC Agreement of the Operating Entity.

9.MISCELLANEOUS PROVISIONS.
(a)No Breach of Obligation to Others. The Executive represents and warrants that his entering into this Agreement does not, and that his performance under this Agreement and consummation of the transactions contemplated hereby and thereby will not, violate the provisions of any agreement or instrument to which the Executive is a party or any decree, judgment or order to which the Executive is subject, and that this Agreement constitutes a valid and binding obligation of the Executive enforceable against the Executive in accordance with its terms.

(b)Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements entered into and to be performed entirely within such state.

(c)Entire Agreement. This Agreement, together with the documents referred to herein, constitutes and expresses the whole agreement of the parties hereto with reference to any of the matters or things herein provided for or herein before discussed or mentioned with reference to the Executive’s employment with the Company, and it cancels and replaces any and all prior understandings, agreements and term sheets between the Executive and DBRG and any of its subsidiaries or affiliates; provided, that, this Agreement shall not alter, amend or supersede (i) any carried interest issued to Executive with respect to the DBH Legacy Investments, (ii) any interest the Executive or any of his affiliates may have in any DBH Legacy Investment, and (iii) the terms of any OP units issued pursuant to, or other rights the Executive may have under the Purchase Agreement.

(d)Notices. All notices, requests, demands and other communications required or permitted hereunder must be made in writing and will be deemed to have been duly given and effective: (a) on the date of delivery, if delivered personally; (b) on the earlier of the fourth day after mailing or the date of the return receipt acknowledgment, if mailed, postage prepaid, by certified or registered mail, return receipt requested; (c) on the date of transmission, if sent by facsimile; or (d) on the date of requested delivery if sent by a recognized overnight courier:

If to the Company:	DigitalBridge Group, Inc.
750 Park of Commerce Drive
Suite 210
Boca Raton, FL 33487
Attention: Chief Executive Officer
General Counsel

If to the Executive:	to the last address of the Executive
in the Company’s records specifically identified for notices under this Agreement

With a copy (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP 101 Park Avenue New York, NY 10178-0060
	Attention:	Robert D. Goldbaum
Nathan R. Pusey
	Facsimile No.:	212-309-6001
	Email:	robert.goldbaum@morganlewis.com
nathan.pusey@morganlewis.com

or to such other address as is provided by a party to the other from time to time.

(e)Survival. The representations, warranties and covenants of the Executive contained in this Agreement will survive any termination of the Executive’s employment with the Company.

(f)Amendment; Waiver. No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and DBRG. No waiver by either party hereto at any time of any breach by the other party hereto of compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(g)Further Assurances. The parties hereto will from time to time after the date hereof execute, acknowledge where appropriate and deliver such further instruments and take such other actions as any other party may reasonably request in order to carry out the intent and purposes of this Agreement.

(h)Severability. If any term or provision hereof is determined to be invalid or unenforceable in a final court or arbitration proceeding, (i) the remaining terms and provisions hereof shall be unimpaired and (ii) to the extent permitted by applicable law, the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(i)Arbitration. Except as otherwise set forth in the Restrictive Covenant Agreement, any dispute or controversy arising under or in connection with this Agreement that cannot be mutually resolved by the parties hereto shall be settled exclusively by arbitration in Palm Beach County, Florida, before a panel of three neutral arbitrators, each of whom shall be selected jointly by the parties, or, if the parties cannot agree on the selection of the arbitrators, as selected by the American Arbitration Association. The commercial arbitration rules of the American Arbitration Association (the “AAA Rules”) shall govern any arbitration between the parties, except that the following provisions are included in the parties’ agreement to arbitrate and override any contrary provisions in the AAA Rules:

(i)The agreement to arbitrate and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict or choice of law rules;

(ii)The New York Arbitration Act shall govern the arbitration, the agreement to arbitrate, and any proceedings to enforce, confirm, modify or vacate the award;

(iii)The arbitrators shall apply New York law;

(iv)Any petition or motion to modify or vacate the award shall be filed in the Circuit Court in the Fifteenth Judicial Circuit in and for Palm Beach County, Florida (the “Court”);

(iv)The award shall be written, reasoned, and shall include findings of fact as to all factual issues and conclusions of law as to all legal issues;

(v)Either party may seek a de novo review by the Court of the conclusions of law included in the award and any petition or motion to enforce, confirm, modify or vacate the award; and

(vi)The arbitration shall be confidential. Judgment may be entered on the arbitrators’ award in any court having jurisdiction.

The parties hereby agree that the arbitrators shall be empowered to enter an equitable decree mandating specific enforcement of the terms of this Agreement. Each party shall bear its own legal fees and out-of-pocket expenses incurred in any arbitration hereunder and the parties shall share equally all expenses of the arbitrators; provided, that, the arbitrator shall have the same authority to award reasonable attorneys’ fees to the prevailing party in any arbitration as part of the arbitrator’s award as would be the case had the dispute or controversy been argued before a court with competent jurisdiction.

(j)Section 409A. The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code, to the extent subject thereto, and accordingly, to the maximum extent permitted, this Agreement shall be interpreted and administered to be in compliance therewith. In the event that any provision of this Agreement or any other agreement or award referenced herein is mutually agreed by the parties to be in violation of Section 409A of the Code, the parties shall cooperate reasonably to attempt to amend or modify this Agreement (or other agreement or award) in order to avoid a violation of Section 409A of the Code while attempting to preserve the economic intent of the applicable provision. Notwithstanding anything contained herein to the contrary, the Executive shall not be considered to have terminated employment with the Company for purposes of any payments under this Agreement which are subject to Section 409A of the Code until the Executive would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Agreement shall be construed as a separate identified payment for purposes of Section 409A of the Code. Without limiting the foregoing and notwithstanding anything contained herein to the contrary, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Agreement or any other arrangement between the Executive and the Company during the six-month period immediately following the Executive’s separation from service shall instead be paid on the first business day after the date that is six months following the Executive’s separation from service (or, if earlier, the Executive’s date of death). To the extent required to avoid an accelerated or additional tax under Section 409A of the Code, amounts reimbursable to the Executive under this Agreement shall be paid to the Executive on or before the last day of the year following the year in which the expense was incurred and the amount of expenses eligible for reimbursement (and in kind benefits provided to the Executive) during one year may not affect amounts reimbursable or provided in any subsequent year. DBRG makes no representation that any or all of the payments described in this Agreement will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. For purposes of this Section 9(j), Section 409A of the Code shall include all regulations and guidance promulgated thereunder.

(k)Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

(l)Construction. The parties acknowledge that this Agreement is the result of arm’s-length negotiations between sophisticated parties, each afforded representation by legal counsel. Each and every provision of this Agreement shall be construed as though both parties participated equally in the drafting of the same, and any rule of construction that a document shall be construed against the drafting party shall not be applicable to this Agreement.

(m)Counterparts. This Agreement may be executed by the parties hereto in counterparts, each of which shall be deemed an original, but both such counterparts shall together constitute one and the same document.

(n)Tax Withholding. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company is required to withhold pursuant to any applicable law, regulation or ruling. Notwithstanding any other provision of this Agreement, the Company shall not be obligated to guarantee any particular tax result for the Executive with respect to any payment provided to the Executive hereunder, and the Executive shall be responsible for any taxes imposed on Executive with respect to any such payment.

(o)Cooperation. For a period of 12 months following the termination of the Executive’s employment with the Company for any reason, the Executive shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events during the Executive’s employment hereunder of which the Executive has knowledge. The Company shall reimburse the Executive for the Executive’s reasonable travel expenses incurred in connection with the foregoing, in accordance with the Company’s policies (and consistent with the Executive’s travel practices during the Executive’s employment with the Company) and subject to the delivery of reasonable support for such expenses. Any such requests for cooperation shall be subject to the Executive’s business and personal schedule and the Executive shall not be required to cooperate against his own legal interests or the legal interests of his employer or partners or business ventures. In the event the Executive reasonably determines that he needs separate legal counsel in connection with his cooperation, the Company shall reimburse the Executive for the reasonable costs of such counsel as soon as practicable (and in any event within 30 days) following its receipt of an invoice for such costs. In the event the Executive is required to cooperate for more than 8 hours in any 12-month period, the Executive shall be paid an hourly consulting fee in an amount mutually agreed between the Company and Executive at the time.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

DIGITALBRIDGE GROUP, INC.

By:	/s/ Ronald M. Sanders
Name:	Ronald M. Sanders
Title:	Executive Vice President, Chief Legal Officer and Secretary

EXECUTIVE

/s/ Ben Jenkins
Ben Jenkins

(Signature Page to Ben Jenkins Employment Agreement)

Schedule 1

Current Activities
1.Ownership interest in AS Motor Holdings GP, LLC and corresponding officer title and board seat.
2.Ownership interest in AS Motor Holdings, LLC and corresponding officer title.

Exhibit A

Form of Release

Ben Jenkins (“Executive”), a former employee of DigitalBridge Group, Inc. (“DBRG” and together with its subsidiaries, the “Employer”), hereby enters into and agrees to be bound by this General Waiver and Release of Claims (the “Release”). Executive acknowledges that he is required to execute this Release in order to be eligible for certain post-termination benefits (the “Post-Termination Benefits”) as set forth in Section 4(c)(i) of his Employment Agreement with DBRG, dated March __, 2020 (the “Employment Agreement”). Unless otherwise indicated, capitalized terms used but not defined herein shall have the meanings specified in the Employment Agreement.

1.SEPARATION DATE.    Executive acknowledges and agrees that his separation from Employer was effective as of        , 20XX ( the “Separation Date”).

2.WAGES FULLY PAID. Executive acknowledges and agrees that he has received payment in full for all salary and other wages, including without limitation any accrued, unused vacation or other similar benefits earned through the Separation Date.

3.EXECUTIVE’S GENERAL RELEASE OF CLAIMS.

(a)Waiver and Release. Pursuant to Section 4(c)(i) of the Employment Agreement, and in consideration of the Post-Termination Benefits to be provided to Executive as outlined in the Employment Agreement and this Release as set forth herein, Executive, on behalf of himself and his heirs, executors, administrators and assigns, forever waives, releases and discharges Employer, its officers, directors, owners, shareholders and agents (collectively referred to herein as, the “Employer Group”), and each of its and their respective officers, directors, shareholders, members, managers, employees, agents, servants, accountants, attorneys, heirs, beneficiaries, successors and assigns (together with the Employer Group, the “Employer Released Parties”), from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, Executive’s services to, or employment by the Company, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, as amended, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of Title 42 of the United States Code, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, the California Fair Employment and Housing Act, as amended, and the California Labor Code, as amended, and/or any other federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief related to such a charge or complaint. This Release, however, excludes (i) any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law, (ii) claims with respect to the breach of any covenant (including any payments under the Employment Agreement) to be performed by Employer after the date of this Release, (iii) any rights to indemnification or contribution or directors’ and officers’ liability insurance under the Employment Agreement, Indemnification Agreement, any operative documents of the Company or any applicable law, (iv) any claims as a holder of Company equity awards under the Company’s equity incentive plans or as a holder of Fund Incentives; (v) any claims for vested benefits under any employee benefit plan (excluding any severance plan and including claims under the Consolidated Omnibus Budget Reconciliation Act of 1985) or any claims that may arise after the date Executive signs the Release; and (vi) any claims with respect to the breach of any covenant of the Employer or any of its controlled affiliates under the Purchase Agreement or the operating agreement of DBOC in effect from time to time.

(b)Waiver of Unknown Claims; Section 1542. Executive intends to fully waive and release all claims against Employer; therefore, he expressly understands and hereby agrees that this Release is intended to cover, and does cover, not only all known injuries, losses or damages, but any injuries, losses or damages that he does not now know about or anticipate, but that might later develop or be discovered, including the effects and consequences of those injuries, losses or damages. Executive expressly waives the benefits of and right to relief under California Civil Code Section 1542 (“Section 1542”), or any similar statute or comparable common law doctrine in any jurisdiction. Section 1542 provides:

Section 1542. (General Release-Claims Extinguished) A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

Executive understands and acknowledges the significance and consequences of this specific waiver of Section 1542 and, having had the opportunity to consult with legal counsel, hereby knowingly and voluntarily waives and relinquishes any rights and/or benefits which he may have thereunder. Without limiting the generality of the foregoing, Executive acknowledges that by accepting the benefits and payments offered in exchange for this Release, he assumes and waives the risks that the facts and the law may be other than he believes and that, after signing this Release, he may discover losses or claims that are released under this Release, but that are presently unknown to him, and he understands and agrees that this Release shall apply to any such losses or claims.

(c)Acknowledgement of ADEA Waiver. Without in any way limiting the scope of the foregoing general release of claims, Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (the “ADEA”) and that such waiver and release is knowing and voluntary. This waiver and release does not govern any rights or claims that might arise under the ADEA after the date this Release is signed by Executive. Executive acknowledges that: (i) the consideration given for this Release is in addition to anything of value to which Executive otherwise would be entitled to receive; (ii)

he has been advised in writing to consult with an attorney of his choice prior to signing this Release; (iii) he has been provided a full and ample opportunity to review this Release, including a period of at least twenty-one (21) days within which to consider it (which will not be lengthened by any revisions or modifications); (iv) he has read and fully understands this Release and has had the opportunity to discuss it with an attorney of his choice; (v) to the extent that Executive takes less than twenty-one (21) days to consider this Release prior to execution, he acknowledges that he had sufficient time to consider this Release with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (vi) Executive is aware of his right to revoke this Release at any time within the seven (7)-day period following the date on which he executes this Release. Executive further understands that he shall relinquish any right he has to Post- Termination Benefits described in the Employment Agreement if he exercises his right to revoke this Release. Notice of revocation must be made in writing and must be received by [Name, Title], no later than 5:00 p.m. Eastern Time on the seventh (7th) calendar day immediately after the day on which Executive executes this Release.

4.NO CLAIMS BY EXECUTIVE. Executive affirms and warrants that he has not filed, initiated or caused to be filed or initiated any claim, charge, suit, complaint, grievance, action or cause of action against Employer or any of the other Employer Released Parties (except to the extent allowed by Section 7 below).

5.NO ASSIGNMENT OF CLAIMS. Executive affirms and warrants that he has made no assignment of any right or interest in any claim which he may have against any of the Employer Released Parties.

6.ADVICE OF COUNSEL. Executive acknowledges: (a) that he has been advised to consult with an attorney regarding this Release; (b) that he has, in fact, consulted with an attorney regarding this Release; (c) that he has carefully read and understands all of the provisions of this Release; and (d) that he is knowingly and voluntarily executing this Release in consideration of the Post-Termination Benefits provided under the Employment Agreement.

7.NO WAIVER OF CLAIMS RELATING TO PURCHASE AGREEMENT. For the avoidance of doubt, the Executive does not waive any claims, demands, causes of actions, fees, damages, liabilities and expenses (including attorneys’ fees) of any kind whatsoever, whether known or unknown, that Executive has ever had or might have against the Employer Released Parties that directly or indirectly arise out of, relate to, or are connected with, the Purchase Agreement or the operating agreement of DBOC in effect from time to time.

8.PERMITTED DISCLOSURES. This Agreement does not prohibit or restrict Executive from: (i) initiating communications directly with, cooperating with, providing relevant information, or otherwise assisting in an investigation by (A) the SEC, or any other governmental, regulatory, or legislative body regarding a possible violation of any federal law; or (B) the EEOC or any other governmental authority with responsibility for the administration of fair employment practices laws regarding a possible violation of such laws, or as compelled or requested by lawful process; or (ii) responding to any inquiry from any such governmental, regulatory, or legislative body or official or governmental authority, including an inquiry about the existence of this Agreement or its underlying facts or circumstances. Notwithstanding the foregoing, Executive acknowledges that if the Equal Employment Opportunity Commission or any other administrative agency brings any charge or complaint on his behalf or for his benefit, this Release bars Executive from receiving, and Executive hereby waives any right to, any monetary or other individual relief in respect of such a charge or complaint.

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By his signature, Ben Jenkins hereby knowingly and voluntarily executes this Release as of the date indicated below.

Ben Jenkins

Dated:

[Signature page to Ben Jenkins Release]